Exhibit 16.1

January 5, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Danimer Scientific, Inc. (formerly known as Live Oak Acquisition Corp.) included under Item 4.01 of its Form 8-K dated January 5, 2021. We agree with the statements concerning our Firm under Item 4.01 of such Form 8-K. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

WithumSmith+Brown, PC

New York, New York